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Exhibit 23.2

ARMONDO C. IBARRA
CERTIFIED PUBLIC ACCOUNTANTS
(A Professional Corporation)

Armondo C. Ibarra, C.P.A. Armondo Ibarra, Jr., C.P.A.	Members of the California Society of Certified Public Accountants

December 22, 2000

Starbridge Global
(Formerly known as Southland Financial)
1001 Fourth Ave. Plaza
Suite 4500
Seattle, WA 98154-1065

    This is to confirm that we consent to the use of our audited financial statements of Starbridge Global (formerly known as Southland Financial) in your required SEC filings including the S-8 registration statement.

Sincerely,
/s/ ARMONDO C. IBARRA ARMONDO C. IBARRA, C.P.A.

    350 E. Street, Chula Vista, CA 91910
Tel: (619) 422-1348      Fax: (619) 422-1465

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ARMONDO C. IBARRA CERTIFIED PUBLIC ACCOUNTANTS (A Professional Corporation)